PRA ACQUIRES CONSUMER BANKRUPTCY CLAIMS FROM NCM

NORFOLK, Va., December 21, 2012 – Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a financial and business services company, today announced a $115.3 million acquisition of certain assets from National Capital Management, LLC (NCM). These assets include secured and unsecured consumer bankruptcy accounts and operating assets associated with the underwriting and collection of secured bankruptcy claims. The transaction also includes the hiring of certain NCM employees.

“Since PRA began to diversify its business model in 2004 by moving into bankruptcy debt buying and claims processing, we’ve grown a bankruptcy business that has become a significant contributor to our bottom line. This acquisition provides further diversification by expanding PRA’s bankruptcy business to include larger secured claims and other assets,” said Steve Fredrickson, chairman, president and chief executive officer, PRA.

“NCM has built an impressive business over the years and we are very excited about the purchase,” said Mike Petit, president, Bankruptcy Services, PRA.

During the first nine months of this year, PRA generated $263.1 million in cash collections from its portfolios of purchased bankruptcy accounts and invested $151.6 million in new, largely-unsecured bankruptcy claims, representing 45% of PRA’s total consumer debt buying business this year.

About Portfolio Recovery Associates
Portfolio Recovery Associates, Inc. (PRA) is a financial and business services company.  A market leader in the consumer debt purchase and collection industry, PRA has a longstanding culture of compliance, engaging collaboratively with its customers to create realistic, affordable repayment plans.

The company provides a broad range of business services to local government, auto lenders, law enforcement, institutional investors, manufacturers and retailers, and U.K. banks and creditors.  PRA was recognized as one of Fortune’s 100 Fastest Growing Companies in 2012.  The company also was named one of Forbes’ Top 25 Best Small Companies in America in 2012, and has been annually ranked as one of Forbes’ 100 Best Small Companies since 2007.  For more information, visit www.PortfolioRecovery.com.